EXHIBIT 12
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

                      COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                     THREE MONTHS ENDED       SIX MONTHS ENDED
                                                           MARCH 31                MARCH 31
(dollars in thousands)                                 2003        2002        2003       2002
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
Income before taxes                                $152,227    $159,993    $300,953   $318,019
Add fixed charges:
  Interest expense-excluding interest on deposits     3,711       3,608       7,587      9,675
  Interest expense-deposits                           1,573       2,440       3,380      5,194
  Interest factor on rent                             3,942       4,639       6,557      9,933
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Total fixed charges                                   9,226      10,687      17,524     24,802
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Earnings before fixed charges and taxes on income  $161,453    $170,680    $318,477   $342,821
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Ratio of earnings to fixed charges
  -including interest on deposits                      17.5        16.0        18.2       13.8
Ratio of earnings to fixed charges
  -excluding interest on deposits                      20.9        20.4        22.3       17.2
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Fixed charges for these purposes consist of all interest expense and one-third of rental expenses
(the approximate portion of rental expense representing interest).

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